Exhibit 10.3

NASDAQ

August 7, 2000

Mr. Mark J. Wright
Vice President of Finance
and Chief Financial Officer
Western Power & Equipment Corporation
4601 NE 77th Avenue
Suite 200
Vancouver, Washington 98662

Dear Mr. Wright:

Staff is reviewing Western Power & Equipment Corporation's ("Western" or the "Company") press release, dated April 18, 2000. Western announced that it entered into a letter of intent to merge with e-Mobile, Inc. ("EMI") and sell Western's existing business to Western Management. The transaction is intended to be a tax-free merger of Western into a newly formed holding company, which would then acquire EMI as a wholly owned subsidiary. Under the terms of the letter of intent, the holding company would issue 52 million shares of new stock for the purchase of EMI. Existing Western shareholders would exchange Western stock for an equivalent number of shares in the new holding company. Western will seek shareholder approval to allow certain members of Western management, officers and certain directors to purchase Western's assets and assume its liabilities for $4.7 million. A new Board of Directors will be appointed at the closing and the officers of EMI will become officers of Western. Closing of this transaction is conditioned on approval by Western shareholders and certain other regulatory approvals and contractual conditions.

In order to proceed with our review, please submit the following additional information and/or documentation to our office, as set forth in Marketplace Rules 4300(1), 4310(c)(25)(G)(2) and 4330(f)(3):

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(1) Marketplace Rule 4300 states in part: "Nasdaq, therefore, in addition to applying the enumerated criteria set forth in the Rule 4300 and 4400 Series, will exercise broad discretionary authority over the initial and continued inclusion of securities in Nasdaq in order to maintain the quality of and public confidence in its market."

(2) Marketplace Rule 4310(c)(25)(G)(i)(b) states in part: "Each issuer shall require shareholder approval of a plan or arrangement ... prior to the issuance of designated securities...when the issuance will result in a change of control of the issuer". Marketplace Rule 4310(c)(25)(G)(i)(c)(2) states in part: "Each issuer shall require shareholder approval of a plan or arrangement ... prior to the Issuance of designated securities In connection with the acquisition of the stock or assets of another company if: ...where, due to the present or potential issuance of common stock, or securities convertible into exercisable for common stock, other than a public offering for cash: A. the common stock has or will have upon issuance voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or B. The number of shares of common stock to be issued is or will be equal to or in excess of 20 percent of the number of shares or common stack outstanding before the issuance of the stock or securities."

Mr. Mark J. Wright
August 7, 2000
Page 2


      o Provide a detailed description of any previous or pending inquiry, investigation, lawsuit or related disciplinary action in the United States or any other Country against the Company or any officer, director, principal, shareholder or affiliate of the Company;

      o Provide a detailed description of all relationships between Western and EMI or its respective officers and. directors;

      o Provide a detailed timetable for the consummation of the merger, including the filing date of Western's Proxy Statement and the closing of a definitive merger agreement;

      o If applicable, identify the individual or entity who will provide a fairness of opinion on this transaction;

      o     Provide terms of the new common stock;

      o Provide a detailed description of the surviving entity's business objectives;

      o Provide any plans for acquisitions/divestitures and capital raising activities for the post transaction company;

      o Full names and biographies of the post transaction Company's executive offices, directors and members of the audit committee (please identify all independent directors);

      o A post recapitalization shareholder table which includes the beneficial ownership of the Company's common stock by i) each director and executive officer of the Company, ii) all directors and executive officers as a group, and iii) each person or entity owning more than five percent of the outstanding shares of common stock (for each corporate entity, provide the full names of all executive officers and directors and any persons with dispositive control);

      o Provide the pro forma financial statements that are not older than 45 days consisting of a balance sheet and income statement of the surviving entity;

      o Provide audited financial statements for the must recent two fiscal years of EMI;

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(3) Marketplace Rule 4330(f) states in part: "Nasdaq shall require a Nasdaq
SmallCap Market issuer to comply with all applicable requirements for initial inclusion under this Rule 4300 Series...in the event that such issuer enters into a merger, consolidation, or other type of acquisition with a non-Nasdaq entity, which results in a change of control and either a change in business or change in the financial structure of the Nasdaq SmallCap Market...issuer."

Mr. Mark Wright
August 7, 2000
Page 3


      o     Provide the most recent quarterly financial statements of EMI;

      o Provide a list of all Western directors and officers who are interested in buying Western's assets and assuming its liabilities for $4.7 million;

      o Did the Company obtain a fairness of opinion in determining the $4.7 million sale price? If yes, please identify the individual(s) or entity. If not, provide a summary detailing the reasons;

      o Shareholder list from Western's transfer agent as of the date of this letter or more recent; and

      o Shareholder list from EMI's transfer agent as of the date of this letter or more recent.

The Company is requested to submit the above documentation by the close of business on August 21, 2000. The Company is also requested to keep Staff apprised of all material event and/or changes in its financial situation.

Staff appreciates your assistance in this matter. If you have any questions, please contact your Listing Analyst, Hannah Huynh, at (301) 978-8051 or myself at (301) 978-8093.

Sincerely,


/s/ Timothy J. Larkin
Associate Director
Nasdaq Listing Qualifications